EXHIBIT 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces First Quarter 2006 Financial Results

NASSAU, THE BAHAMAS, April 26, 2006 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the first quarter ended March 31, 2006.

Financial Results

Steiner Leisure's revenues for the first quarter ended March 31, 2006 rose 10.3% to $104.5 million from $94.7 million during the comparable quarter in 2005. Income from continuing operations, before discontinued operations for the first quarter, was $10.6 million compared with $9.1 million for the same quarter in 2005. The income from continuing operations for the first quarter of 2006 includes $557,000 of stock based compensation expense related to the adoption of SFAS No. 123(R) effective January 1, 2006 under the modified prospective method and $440,000 of insurance proceeds received related to the Tsunami that hit various Asian regions in December 2004 and damaged most of our operations in the Maldive Islands.

Earnings per share before discontinued operations for the first quarter ended March 31, 2006 was $0.59 per share, compared with $0.48 per share for the comparable quarter in 2005. The earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "We are very pleased with our first quarter results. The momentum from 2005 has continued into the first quarter of 2006 as most of the key elements of our businesses performed very well."

Corporate Overview

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 124 cruise ships, and in 57 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure owns and operates four post secondary schools (comprised of a total of 14 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; and Westminster and Aurora, Colorado. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

Conference Call

The Company will be holding a conference call at 11:00 am (EST) on Thursday, April 27, 2006. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (706) 679-5917 for domestic and international calls approximately ten minutes before the scheduled time. This call is available for replay from Thursday, April 27, 2006 (approximately 3 hours after the call takes place) until Tuesday, May 2, 2006 at 5:00 pm. You may reach it by dialing (706) 645-9291 for both domestic and international calls. The conference ID # is 7855768.

SELECTED FINANCIAL DATA

($ in thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 31,
	2006	2005
Revenues:
Services	$70,946	$65,326
Products	33,603	29,418
Total revenues	104,549	94,744

Cost of Sales:
Cost of services	56,503	51,292
Cost of products	24,377	22,355
Total cost of sales	80,880	73,647
Gross profit	23,669	21,097

Operating Expenses:
Administrative	5,795	5,630
Salary and payroll taxes	7,355	5,695
Total operating expenses	13,150	11,325
Income from continuing operations	10,519	9,772

Other Income (Expense):
Interest expense	(12)	(51)
Other income	925	148
Total other income (expense)	913	97

Income from continuing operations before provision for income taxes and discontinued operations	11,432	9,869

Provision for income taxes	851	773

Income from continuing operations before discontinued operations	10,581	9,096

Income (loss) from discontinued operations, net of taxes	225	(14)

Net income	$10,806	$9,082

Income per share-Basic:
Income before discontinued operations	$0.61	$0.51
Income from discontinued operations	0.01	--
	$0.62	$0.51

Income per share-Diluted:
Income before discontinued operations	$0.59	$0.48
Income from discontinued operations	0.01	--
	$0.60	$0.48
Weighted average shares outstanding:
Basic	17,370	17,999
Diluted	17,959	18,886

STATISTICS

	First Quarter Ended
	March 31,
	2006	2005

Average number of ships served[1]:	116	115
Spa	83	82
Non-Spa	33	33

Average total number of staff on ships served:	1,695	1,617
Spa	1,465	1,382
Non-Spa	230	235

Revenue per staff per day[2]:	$460	$447
Spa	$483	$475
Non-Spa	$311	$287

Average weekly revenues:	$47,128	$43,878
Spa	$59,957	$56,255
Non-Spa	$15,120	$13,973

Average number of land based spas served[3]	55	47

Average weekly land based spas revenues	$27,869	$28,404

Total schools revenues[4]	$5,108,000	$4,426,000

Total wholesale and retail product revenues	$9,559,000	$7,924,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

4 Includes $169,000 and $217,000 for the three months ended March 31, 2006 and 2005, respectively, relating to the Steiner training school near London, England.